Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated March 15, 2005 (except for Note 3, as to which the date is November 15, 2005) with respect to the consolidated financial statements of Tri-S Security Corporation included in their Annual Report on form 10-K for the year ended December 31, 2005 and well as the incorporation by reference of such report in the Company’s previously filed Registration Statements File Nos. 333-119737, 333-129097, and 333-131468.

/s/ Miller Ray Houser & Stewart LLP

Atlanta, Georgia
April 10, 2006